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                                                                     EXHIBIT 5.1

May 24, 2004

The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        This opinion is furnished to you in connection with Post-Effective Amendment No. 1 to the registration statement on Form S-8 (the "Registration Statement"), Registration Number 333-25533, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 23,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), of The Gillette Company, a Delaware corporation (the "Company"). Pursuant to the Post-Effective Amendment, the Common Stock so registered may be issued pursuant to certain awards (the "Awards") under the The Gillette Company 1971 Stock Option Plan or The Gillette Company 2004 Long-Term Incentive Plan (the "Plans").

        I am Deputy General Counsel, Secretary and Corporate Governance Officer of the Company. In that capacity, I have acted as counsel for the Company in connection with the Plans and I am familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, I have examined or caused to be examined by counsel retained by or on the staff of the Company, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

        I am a member of the bar of The Commonwealth of Massachusetts. This opinion is limited to the federal laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

        Based upon the foregoing, I am of the opinion that the Common Stock to be issued pursuant to Awards by the Company has been duly authorized and, when issued in accordance with the Awards and Plans (assuming that, when Common Stock is issued pursuant to the Awards, there are sufficient number of shares of authorized but unissued shares of Common Stock or shares held in the treasury for the shares to be issued pursuant to the Awards, and the purchase price is not less than the par value of the Common Stock), will be legally issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement and any amendments thereto, and to the use of my name in the Registration Statement and any amendment thereto and in the related Prospectuses.

        This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.




                                         Very truly yours,



                                         /s/ William J. Mostyn III

                                         William J. Mostyn III, Esq.